Exhibit 99

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	1

FOR IMMEDIATE RELEASE	Investor Relations Contact: Rodger Levenson
July 23, 2015	(302) 571-7296 rlevenson@wsfsbank.com
Media Contact: Cortney Klein
(302) 571-5253 cklein@wsfsbank.com

WSFS REPORTS 2Q 2015 EPS OF $0.43;

CORE NET REVENUE GREW 16% ANNUALIZED; AND

LOANS GREW 13% ANNUALIZED OVER 1Q 2015

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $12.2 million, or $0.43 per diluted common share for the second quarter of 2015 compared to net income of $12.7 million, or $0.46 per share for the second quarter of 2014 and net income of $12.9 million, or $0.45 per share for the first quarter of 2015.

Net income for the first six months of 2015 was $25.1 million, or $0.88 per diluted common share, as compared to $29.6 million, or $1.08 per share for the same period of 2014. Results for 2014 include a one-time tax benefit of $6.7 million, or $0.24 per share.

Highlights for the second quarter of 2015:

•	Core(n) net revenue (excluding securities gains and a special FHLB dividend) increased $2.4 million, or 4% (not annualized), from the first quarter of 2015, and 12% from the second quarter of 2014, reflecting strong organic growth.

•	Net revenue growth included an increase in core(n) fee income of $1.3 million, or 6% (not annualized), from the first quarter of 2015, from organic growth and seasonal increases.

•	Expenses declined slightly from the first quarter of 2015, and along with the robust revenue increases mentioned above, this resulted in significantly improved operating leverage, efficiency and pre-tax, pre-provision net revenue.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	2

•	Net loans increased at more than a 13% annualized rate over the first quarter of 2015, including a 16% annualized increase in commercial loans.

•	Core deposits increased at a 9% annualized rate over the first quarter of 2015, reflecting continued strong growth in our customer relationships.

Notable items:

•	WSFS recorded $686,000 (pre-tax) or $0.02 per share (after-tax) in expenses related to corporate development activities during the second quarter of 2015, primarily related to the pending Alliance Bancorp acquisition.

•	WSFS realized $477,000, or $0.01 per share, in net gains on securities sales from its investment portfolio.

•	A $9.1 million substandard loan and troubled debt restructuring (TDR) was placed on nonaccrual status during the second quarter of 2015. This event added $3.6 million in incremental loan loss provision in the second quarter, or an $0.08 per share negative impact.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “Despite a one-off credit setback, our second quarter results reflect solid fundamental performance. We continue to see increases in net interest income driven by good growth in our loan portfolio. We have also seen strong growth in our fee income driven by bank-related businesses of Cash Connect, Wealth Management and mortgage banking. Expenses were well managed and broad loan portfolio credit quality statistics showed improvement.

“Additionally our continued focus on innovation, growth and serving our Customers was demonstrated in the quarter as we announced several new digital products and services. These services include WSFS Mobile Cash, our cardless ATM access, WSFS Everyday PaySM, WSFS Business Mobile Banking and our strategic alliance with ZenBanx to provide mobile, multi-currency deposit accounts, and are responsive to Customers’ and market needs.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	3

“We have made steady progress towards, and remain committed to achieving our strategic plan goals, including a core and sustainable 1.20% ROA by the end of the fourth quarter of 2015.”

Second Quarter 2015 Discussion of Financial Results

Continued solid growth in net interest income

Net interest income for the second quarter of 2015 was $39.1 million, a $273,000, or 1% (not annualized), increase from the first quarter of 2015 while the net interest margin was 3.71%. The first quarter of 2015 included a special $808,000 FHLB dividend which added 8 basis points (bps) to the margin that quarter. Excluding this special dividend, net interest income increased $1.1 million, or 3% (not annualized) compared to the first quarter of 2015, primarily due to sizable loan growth; and the net interest margin decreased 3 bps as a result of the continued interest rate environment and competitive pricing pressures.

Compared to the second quarter of 2014, net interest income increased $3.6 million, or 10%, while the net interest margin increased 7 bps. These substantial year-over-year increases were primarily due to loan growth from both successful acquisition and organic growth.

Broad-based loan growth accelerates

At June 30, 2015, WSFS’ net loan portfolio increased $107.5 million, or 3% (not annualized), to $3.34 billion when compared to March 31, 2015. This quarter’s increase came entirely from organic growth and was spread across almost all loan categories, with noteworthy growth in the commercial real estate ($48.8 million) and construction ($48.4 million) portfolios.

Compared to the second quarter of 2014, net loans increased $315.0 million, or 10%, despite a competitive market and the impact of paydowns/payoffs of problem loans over the past year as the economy has improved. This growth was achieved through organic growth and $176.0 million in loans from the September 2014 First National Bank of Wyoming (FNBW) acquisition.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	4

The following table summarizes loan balances and composition at June 30, 2015 compared to prior periods:

	At		At		At
(Dollars in Thousands)	June 30, 2015		March 31, 2015		June 30,2014

Commercial & industrial	$1,728,457	52%	$1,719,233	53%	$1,634,362	54%
Commercial real estate	864,053	25	815,287	25	756,815	25
Construction	200,328	6	151,945	5	118,222	4

Total commercial loans	2,792,838	83	2,686,465	83	2,509,399	83
Residential mortgage	261,703	8	263,911	8	247,147	8
Consumer	329,874	10	325,160	10	313,384	10
Allowance for loan losses	(40,845)	(1)	(39,507)	(1)	(41,381)	(1)

Net Loans	$3,343,570	100%	$3,236,029	100%	$3,028,549	100%

Credit quality remains strong despite one problem loan

Credit quality remained strong during the second quarter of 2015 despite the impact of one $9.1 million Commercial & Industrial (C&I) problem loan relationship previously classified as substandard and accruing TDR, which was moved to nonaccruing status during the second quarter of 2015.

Total nonperforming assets were $46.2 million at June 30, 2015, a $3.1 million, or 6% (not annualized), improvement from March 31, 2015 and delinquencies improved 26% (not annualized), to a low 0.48% of gross loans at June 30, 2015 (this ratio includes nonperforming delinquencies). Classified loans declined and the ratio of total classified loans to Tier 1 capital plus allowance for loan losses (ALLL) also improved to 18.33% from 21.14% at March 31, 2015 and 30.60% at June 30, 2014.

Net charge-offs for the second quarter of 2015 were $2.5 million, or 0.29% of total net loans on an annualized basis (including $1.9 million relating to the nonaccruing C&I relationship mentioned above). Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $4.0 million during the quarter ended June 30, 2015 (including the $3.6 million for the nonaccruing C&I relationship mentioned above), an increase from $883,000 in the previous quarter and $627,000 in the second quarter of 2014.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	5

The ALLL grew to $40.8 million at June 30, 2015 from $39.5 million in the first quarter of 2015, reflecting broadly improved portfolio statistics offset by growth in the loan portfolio as well as the expected loss on the additional nonaccruing loan. The ratio of the ALLL to total gross loans remained flat at 1.22% at June 30, 2015 compared to March 31, 2015 and is a healthy 147% of nonaccruing loans.

Total customer funding reflects continued strength in relationship accounts

Total customer funding increased $14.4 million from March 31, 2015. This was mainly due to a $65.1 million, or 9% (annualized), increase in core deposits which was partially offset by a decrease of $50.9 million in time deposits. The decrease in time deposits was generally the result of allowing older, higher-rate CDs to run-off as a part of net interest margin management.

Total customer funding increased by $387.0 million, or 13%, from June 30, 2014 to $3.36 billion at June 30, 2015. The increase was driven by a $418.4 million, or 17%, increase in core deposits which was partially offset by a $28.4 million decrease in time deposits, as discussed above. Included in the year-over-year growth was $228.8 million in total customer funding from the September 2014 FNBW acquisition.

Core deposits now represent a robust 87% of total customer funding, and no-cost and low-cost relationship checking deposit accounts represent a strong 47% of total customer funding.

The following table summarizes customer funding balances and composition at June 30, 2015 compared to prior periods:

	At		At		At
(Dollars in thousands)	June 30, 2015		March 31, 2015		June 30, 2014

Noninterest demand	$875,955	26%	$837,416	25%	$709,186	24%
Interest-bearing demand	697,365	21	699,312	21	643,061	22
Savings	419,864	13	418,004	12	401,049	13
Money market	926,583	27	899,917	27	748,099	25

Total core deposits	2,919,767	87	2,854,649	85	2,501,395	84
Customer time	423,066	12	474,003	14	451,475	15

Total customer deposits	3,342,833	99	3,328,652	99	2,952,870	99
Customer sweep accounts	14,433	1	14,257	1	17,384	1

Total customer funding	$3,357,266	100%	$3,342,909	100%	$2,970,254	100%

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	6

Fee income reflects strong growth over prior quarter

Fee income (noninterest income) increased by $1.3 million, or 6% (not annualized), to $22.5 million compared to the first quarter of 2015. The increase included increases in investment management and fiduciary revenue of $614,000 and credit/debit card and ATM income of $435,000. The overall increase from the prior quarter is attributable to organic growth and typical seasonality in fees.

When compared to the same period a year ago, fee income (noninterest income) increased $2.8 million, or 14%. This was the result of growth in both banking and banking-related businesses and included increases in investment management and fiduciary revenue of $1.4 million, mortgage banking activities of $565,000 and credit/debit card and ATM income of $452,000.

Fee income is now a robust 36% of total revenue and is well diversified among various sources: traditional banking, mortgage banking, wealth management and ATM services (Cash Connect).

Noninterest expense reflects ongoing expense management

Noninterest expense for the second quarter of 2015 was $38.7 million, a decrease of $259,000 from $38.9 million in the first quarter of 2015. The decrease was primarily due to a $665,000 decrease in salaries, benefits and other compensation from good expense management and the first quarter has typical seasonal increases for higher employer costs such as higher vacation accrual costs, 401(k) matching costs and certain employer-paid taxes. Marketing expense increased during the second quarter of 2015 to support growth and the introduction of the aforementioned new products and services.

When compared to the second quarter of 2014, noninterest expense increased $3.4 million. Excluding notable items in both periods,(n) noninterest expense increased $2.9 million, or 8%. The increase was primarily to support robust organic growth and the September 2014 acquisition of FNBW.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	7

Selected Business Segments (included in previous results):

Wealth Management segment fee revenue grew by 30% over the prior year

The Wealth Management segment provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Wealth Investments provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with approximately $655 million in assets under management (AUM). Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and providing for current income. Christiana Trust, with $8.86 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, bankruptcy, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with other business units to deliver investment management and fiduciary products and services.

Total Wealth Management revenue (net interest income, investment management and fiduciary revenue and other fee income) was $9.0 million during the second quarter of 2015. This represented an increase of $1.7 million, or 24% compared to the second quarter of 2014 and an increase of $803,000, or 10% (not annualized), compared to the first quarter of 2015. Included in this increase, fee revenue increased $1.4 million, or 30%, compared to the second quarter of 2014 and $638,000, or 12% (not annualized), compared to the first quarter of 2015. The year-over-year and quarterly growth reflects the continued expansion of several Wealth business lines, with particular strength in corporate bankruptcy and securitization trustee appointments and retail brokerage services.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	8

Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses and credit costs) was $5.9 million during the second quarter of 2015 compared to $4.4 million during the second quarter of 2014 and $4.9 million during the first quarter of 2015. The second quarter of 2015 noninterest expenses were impacted by legal and consulting fees and seasonal client tax return preparation costs totaling $680,000. Excluding these fees in each year, noninterest expense increased $903,000 compared to the second quarter of 2014 and $41,000 from the first quarter of 2015. These year-over-year increases are primarily due to higher legal, consulting and compensation costs necessary to support the robust growth and volume-related commissions and transaction charges.

Pre-tax income for the Wealth Management segment in the second quarter of 2015 was $3.1 million compared to $2.8 million in the second quarter of 2014 and $3.3 million in the first quarter of 2015. Excluding the legal fees and seasonal tax expenses discussed above in each year, pre-tax income for the second quarter of 2015 was $3.7 million compared to $3.1 million in the second quarter of 2014 and $3.3 million in the first quarter of 2015.

Cash Connect results reflect meaningful growth over 2014

The Cash Connect® segment is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $557 million in vault cash in over 15,900 non-bank ATMs nationwide and also operates approximately 450 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	9

Cash Connect® recorded $6.9 million in net revenue (fee income less funding costs) during the second quarter of 2015, an increase of $459,000 from the $6.4 million reported in the first quarter of 2015, reflecting continued organic and seasonal growth. Net revenue also increased $712,000, or 12%, compared to the second quarter of 2014. Noninterest expenses (including intercompany allocations of expense) were $5.0 million during the second quarter of 2015, an increase of $42,000 compared to the first quarter of 2015 and an increase of $579,000 from the second quarter of 2014. Cash Connect® reported pre-tax income of $1.9 million for the second quarter of 2015, compared to $1.7 million in the second quarter of 2014 and $1.6 million in the first quarter of 2015. The year-over-year results reflect continued growth in the business, offset partially by investments in new products and infrastructure to support growth. Most recently, on June 25, 2015, Cash Connect introduced “WSFS Mobile Cash”, offering security, convenience and speed in digital access to cash. It allows customers to securely withdraw cash from ATMs by using our WSFS Mobile Banking App. WSFS is first in the region and fourth in the United States to provide this service.

Income taxes

The Company recorded a $6.9 million income tax provision in the second quarter of 2015 compared to a $7.3 million tax provision in the first quarter of 2015 and a $7.1 million tax provision in the second quarter of 2014.

The effective tax rate was 36.0% in the second quarter of 2015, 36.2% in the first quarter of 2015 and 35.8% in the second quarter of 2014. The slight increase in the effective tax rates for the first and second quarters of 2015 are principally due to certain nondeductible expenses associated with our pending acquisition of Alliance Bancorp.

Capital management

WSFS’ total stockholders’ equity decreased $5.1 million to $500.4 million at June 30, 2015 from $505.5 million at March 31, 2015, as a result of Company earnings offset by the Company’s ongoing stock buyback program and a decrease in the unrealized gains on the Company’s available-for-sale investment portfolio.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	10

For the same reasons, WSFS’ tangible common equity(n) decreased to $443.3 million at June 30, 2015 from $448.1 million at March 31, 2015. WSFS’ tangible common equity to asset ratio(n) decreased by 34 basis points to 8.83%. Tangible common book value per share(n) was $15.88 at June 30, 2015, a $0.03 increase from March 31, 2015 due to the impact of the above and share repurchases discussed below.

At June 30, 2015, WSFS Bank’s Tier I leverage ratio of 10.59%, Common Equity Tier 1 capital ratio of 12.60%, Tier 1 capital ratio of 12.60% and total capital ratio of 13.60%, were all substantially in excess of the “well-capitalized” regulatory benchmarks.

During the third quarter of 2014, the WSFS Board of Directors approved a stock buyback program of up to 5% of total outstanding shares of common stock. In the second quarter of 2015, WSFS repurchased 455,402 shares of common stock at an average price of $25.81. WSFS has repurchased the equivalent of 839,582 shares to date under this program at an average equivalent price of $25.75 and has 569,818 shares, or approximately 2% of outstanding shares remaining to repurchase under this current authorization.

During the first quarter of 2015, the WSFS Board of Directors also declared a three-for-one stock split in our common stock in the form of a stock dividend of two shares for each issued and outstanding share of common stock. The stock dividend was paid on May 18, 2015 to stockholders of record as of May 4, 2015.

Finally, the Board of Directors approved a quarterly cash dividend of $0.05 per share of common stock. This dividend will be paid on August 21, 2015, to shareholders of record as of August 7, 2015.

Second quarter 2015 earnings release conference call

Management will conduct a conference call to review second quarter results at 1:00 p.m. Eastern Time (ET) on Friday, July 24, 2015. Interested parties may listen to this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call until August 8, 2015, by dialing 1-855-859-2056 and using Conference ID 82950073.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	11

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $5.1 billion in assets on its balance sheet and $9.5 billion in fiduciary assets, including approximately $1.2 billion in assets under management. WSFS operates from 56 offices located in Delaware (45), Pennsylvania (9), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Wealth Investments, Cypress Capital Management, LLC, Cash Connect®, Array Financial and Arrow Land Transfer. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

* * *

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which the Company operates and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company’s investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations including the changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of the Company’s goodwill or other intangible assets; failure of the financial and operational controls of the Company’s Cash Connect division; conditions in the financial markets that may limit the Company’s access to additional funding to meet its liquidity needs; the success of the Company’s growth plans, including the successful integration of past and future acquisitions; negative perceptions or publicity with respect to the Company’s trust and wealth management business; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; regulatory limits on the Company’s ability to receive dividends from its subsidiaries and pay dividends to its shareholders; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	12

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Interest income:
Interest and fees on loans	$37,090	$36,244	$33,319	$73,334	$65,521
Interest on mortgage-backed securities	3,523	3,433	3,564	6,956	6,813
Interest and dividends on investment securities	852	860	814	1,712	1,606
Interest on reverse mortgage loans	1,166	1,236	1,368	2,402	2,594
Other interest income	424	1,078	348	1,502	664

	43,055	42,851	39,413	85,906	77,198

Interest expense:
Interest on deposits	1,825	1,942	1,714	3,767	3,370
Interest on Federal Home Loan Bank advances	751	713	661	1,464	1,187
Interest on trust preferred borrowings	339	327	330	666	656
Interest on senior debt	941	942	941	1,883	1,883
Interest on bonds payable	—	—	—	—	15
Interest on other borrowings	109	110	290	219	566

	3,965	4,034	3,936	7,999	7,677

Net interest income	39,090	38,817	35,477	77,907	69,521
Provision for loan losses	3,773	786	50	4,559	2,680

Net interest income after provision for loan losses	35,317	38,031	35,427	73,348	66,841

Noninterest income:
Credit/debit card and ATM income	6,462	6,027	6,010	12,489	11,776
Deposit service charges	4,099	3,905	4,346	8,004	8,615
Investment management and fiduciary revenue	5,707	5,093	4,287	10,800	8,121
Mortgage banking activities, net	1,590	1,703	1,025	3,293	1,837
Investment securities gains, net	477	451	365	928	943
Loan fee income	469	463	556	932	940
Bank-owned life insurance income	179	203	143	382	282
Other income	3,475	3,250	2,891	6,725	5,473

	22,458	21,095	19,623	43,553	37,987

Noninterest expense:
Salaries, benefits and other compensation	20,345	21,010	18,668	41,355	37,142
Occupancy expense	3,637	3,878	3,569	7,515	7,298
Equipment expense	1,959	2,082	1,860	4,041	3,547
Data processing and operations expense	1,459	1,422	1,531	2,881	3,002
Professional fees	1,753	1,472	2,215	3,225	3,321
FDIC expenses	687	669	692	1,356	1,345
Loan workout and OREO expense	330	(1)	716	329	1,255
Marketing expense	1,007	584	442	1,591	941
Corporate development expense	686	596	158	1,282	412
Other operating expenses	6,791	7,201	5,373	13,992	10,845

	38,654	38,913	35,224	77,567	69,108

Income before taxes	19,121	20,213	19,826	39,334	35,720
Income tax provision	6,887	7,324	7,101	14,211	6,084

Net income	$12,234	$12,889	$12,725	$25,123	$29,636

Diluted earnings per share of common stock (p):
Net income allocable to common stockholders	$0.43	$0.45	$0.46	$0.88	$1.08

Weighted average shares of common stock outstanding for fully diluted EPS	28,604,235	28,752,987	27,429,240	28,637,499	27,419,436

Performance Ratios:
Return on average assets (a)	0.98%	1.06%	1.12%	1.02%	1.32%
Return on average equity (a)	9.61	10.30	12.03	9.96	14.41
Return on tangible common equity (a) (n)	11.18	12.00	13.52	11.59	16.20
Net interest margin (a)(b)	3.71	3.82	3.64	3.76	3.61
Efficiency ratio (c)	62.27	64.39	63.85	63.31	64.20
Noninterest income as a percentage of total net revenue (b)	36.18	34.91	35.28	35.55	34.99

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	13

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENTS OF CONDITION

(Dollars in thousands)

(Unaudited)

	June 30, 2015	March 31, 2015	June 30, 2014
Assets:
Cash and due from banks	$108,928	$92,481	$107,169
Cash in non-owned ATMs	424,238	412,958	367,870
Investment securities (d)	149,750	157,955	149,602
Other investments	32,357	27,854	37,737
Mortgage-backed securities (d)	752,693	751,429	692,104
Net loans (e)(f)(l)	3,343,570	3,236,030	3,028,549
Reverse mortgage loans	25,945	27,035	32,543
Bank owned life insurance	76,891	76,712	63,467
Goodwill and intangibles	57,044	57,369	38,295
Other assets	106,067	106,657	95,754

Total assets	$5,077,483	$4,946,480	$4,613,090

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$875,955	$837,416	$709,186
Interest-bearing deposits	2,466,878	2,491,236	2,243,684

Total customer deposits	3,342,833	3,328,652	2,952,870
Brokered deposits	183,622	193,626	200,459

Total deposits	3,526,455	3,522,278	3,153,329

Federal Home Loan Bank advances	740,681	623,759	758,400
Other borrowings	260,219	250,798	226,466
Other liabilities	49,753	44,150	42,940

Total liabilities	4,577,108	4,440,985	4,181,135

Stockholders’ equity	500,375	505,495	431,955

Total liabilities and stockholders’ equity	$5,077,483	$4,946,480	$4,613,090

Capital Ratios:
Equity to asset ratio	9.85%	10.22%	9.36%
Tangible common equity to asset ratio (n)	8.83	9.17	8.60
Common equity Tier 1 capital (g) (required: 4.5%; well capitalized: 6.5%)	12.60	12.59	—
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.59	10.69	10.82
Tier 1 risk-based capital (g) (required: 6.00%; well-capitalized: 8.00%)	12.60	12.59	13.53
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	13.60	13.56	14.68
Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$27,719	$20,681	$34,061
Troubled debt restructuring (accruing)	13,610	22,500	11,779
Assets acquired through foreclosure	4,856	6,088	4,451

Total nonperforming assets	$46,185	$49,269	$50,291

Past due loans (h)	$208	$694	$—

Allowance for loan losses	$40,845	$39,507	$41,381

Ratio of nonperforming assets to total assets	0.91%	1.00%	1.09%
Ratio of nonperforming assets (excluding accruing TDRs)	0.64	0.54	0.83
Ratio of allowance for loan losses to total gross loans (i)	1.22	1.22	1.36
Ratio of allowance for loan losses to nonaccruing loans	147	191	121
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.29	0.09	—
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.19	0.09	0.17

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	14

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$1,002,843	$11,803	4.71%	$955,680	$11,225	4.70%	$850,719	$9,585	4.51%
Residential real estate loans (l)	255,302	2,510	3.93	249,612	2,414	3.87	232,916	2,281	3.92
Commercial loans	1,733,950	19,090	4.44	1,700,948	19,038	4.50	1,632,784	18,001	4.39
Consumer loans	327,581	3,687	4.51	325,449	3,567	4.44	310,226	3,452	4.46

Total loans (l)	3,319,676	37,090	4.49	3,231,689	36,244	4.50	3,026,645	33,319	4.42
Mortgage-backed securities (d)	751,006	3,523	1.88	723,018	3,433	1.90	714,551	3,564	2.00
Investment securities (d)	153,742	852	3.19	158,028	860	3.22	146,139	814	3.35
Reverse mortgage loans	26,931	1,166	17.32	28,253	1,236	17.50	34,463	1,368	15.88
Other interest-earning assets	28,715	424	5.92	31,623	1,078	13.83	35,629	348	3.92

Total interest-earning assets	4,280,070	43,055	4.08	4,172,611	42,851	4.22	3,957,427	39,413	4.04

Allowance for loan losses	(39,924)			(39,674)			(42,332)
Cash and due from banks	88,124			81,149			78,476
Cash in non-owned ATMs	413,977			402,072			364,461
Bank owned life insurance	76,774			76,583			63,374
Other noninterest-earning assets	151,506			148,445			127,708

Total assets	$4,970,527			$4,841,186			$4,549,114

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$689,773	$158	0.09%	$673,976	$152	0.09%	$632,160	$148	0.09%
Money market	916,666	596	0.26	875,273	538	0.25	751,559	335	0.18
Savings	414,001	54	0.05	408,555	52	0.05	403,921	62	0.06
Customer time deposits	450,997	855	0.76	490,077	1,049	0.87	451,372	980	0.87

Total interest-bearing customer deposits	2,471,437	1,663	0.27	2,447,881	1,791	0.30	2,239,012	1,525	0.27
Brokered deposits	200,940	162	0.32	180,618	151	0.34	230,366	189	0.33

Total interest-bearing deposits	2,672,377	1,825	0.27	2,628,499	1,942	0.30	2,469,378	1,714	0.28

FHLB of Pittsburgh advances	636,327	751	0.47	610,954	713	0.47	684,295	661	0.38
Trust preferred borrowings	67,011	339	2.03	67,011	327	1.98	67,011	330	1.95
Senior Debt	55,000	941	6.84	55,000	942	6.85	55,000	941	6.84
Other borrowed funds	128,126	109	0.34	127,325	110	0.35	148,910	290	0.78

Total interest-bearing liabilities	3,558,841	3,965	0.45	3,488,789	4,034	0.47	3,424,594	3,936	0.46

Noninterest-bearing demand deposits	863,241			811,365			671,384
Other noninterest-bearing liabilities	39,483			40,628			30,112
Stockholders’ equity	508,962			500,404			423,024

Total liabilities and stockholders’ equity	$4,970,527			$4,841,186			$4,549,114

Excess of interest-earning assets over interest-bearing liabilities	$721,229			$683,822			$532,833

Net interest and dividend income		$39,090			$38,817			$35,477

Interest rate spread
			3.63%			3.75%			3.58%

Net interest margin(o)
			3.71%			3.82%			3.64%

See “Notes”

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended			Six months ended
Stock Information (p):	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Market price of common stock:
High	$27.81	$26.51	$24.56	$27.81	$25.87
Low	23.72	24.51	21.89	23.72	21.89
Close	27.35	25.21	24.56	27.35	24.56
Book value per share of common stock	17.93	17.88	16.13
Tangible common book value per share of common stock (n)	15.88	15.85	14.70
Number of shares of common stock outstanding (000s)	27,909	28,266	26,772

Other Financial Data:
One-year repricing gap to total assets (k)	0.62%	1.86%	0.01%
Weighted average duration of the MBS portfolio	4.6 years	3.8 years	5.2 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(1,588)	$4,731	$(2,584)
Number of Associates (FTEs) (m)	900	857	815
Number of offices (branches, LPO’s, operations centers, etc.)	56	56	52
Number of WSFS owned ATMs	453	460	466

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. See page 16.
(o)	Beginning in 2015, the annualization method used to calculate net interest margin was changed to actual/actual from 30/360. All periods net interest margin calculations were updated to reflect this change.
(p)	All stock information has been adjusted for the 3 for 1 stock dividend completed on May 18, 2015.

WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801	16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

Non-GAAP Reconciliation (n):	Three months ended			Six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Net interest Income (GAAP)	$39,090	$38,817	$35,477	$77,907	$69,521
Less: FHLB Special Dividend	—	(808)	—	(808)	—

Core net interest income	39,090	38,009	35,477	77,099	69,521

Noninterest Income (GAAP)	22,458	21,095	19,623	43,553	37,987
Less: Securities gains	(477)	(451)	(365)	(928)	(943)

Core fee income (non-GAAP)	21,981	20,644	19,258	42,625	37,044

Core net revenue (non-GAAP)	$61,071	$58,653	$54,735	$119,724	$106,565

	End of period
	June 30, 2015	March 31, 2015	June 30, 2014

Total assets	$5,077,483	$4,946,480	$4,613,090
Less: Goodwill and other intangible assets	(57,044)	(57,369)	(38,295)

Total tangible assets	$5,020,439	$4,889,111	$4,574,795

Total Stockholders’ equity	$500,375	$505,495	$431,955
Less: Goodwill and other intangible assets	(57,044)	(57,369)	(38,295)

Total tangible common equity	$443,331	$448,126	$393,660

Calculation of tangible common book value per share:
Book Value per share (GAAP)	$17.93	$17.88	$16.13
Tangible common book value per share (non-GAAP)	15.88	15.85	14.70

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	9.85%	10.22%	9.36%
Tangible common equity to asset ratio (non-GAAP)	8.83	9.17	8.60

	Three months ended			Six months ended
	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
GAAP net income	$12,234	$12,889	$12,725	$25,123	$29,636
Less: Sec. gains, Special FHLB dividend, legal settlement, corp. dev. costs & income tax benefit, net of taxes	209	334	397	543	(6,516)

Non-GAAP net income	$12,443	$13,223	$13,122	$25,666	$23,120

Return on Average Assets (ROA)	0.98%	1.06%	1.12%	1.02%	1.32%
Less: Sec. gains, Special FHLB dividend, legal settlement, corp. dev. costs & income tax benefit, net of taxes	0.02	0.03	0.03	0.02	(0.28)

Non-GAAP ROA	1.00%	1.09%	1.15%	1.04%	1.04%

GAAP EPS	$0.43	$0.45	$0.46	$0.88	$1.08
Less: Sec. gains, Special FHLB dividend, legal settlement, corp. dev. costs & income tax benefit, net of taxes	0.01	0.01	0.02	0.02	(0.24)

Core EPS (non-GAAP)	$0.44	$0.46	$0.48	$0.90	$0.84